                                                                   EXHIBIT 10(s)

           [Letterhead of Calbiochem-Novabiochem International, Inc.]

July 15, 1994



Dr. John T. Snow
Calbiochem-Novabiochem
  International, Inc.
10394 Pacific Center Court
San Diego, California 92121

Re:  Severance Pay

Dear Dr. Snow:

This is to inform you that Calbiochem-Novabiochem International, Inc. (the "Company") will provide current officers of the Company with severance pay and benefits under certain terms and conditions. Upon the expiration of the Employment Agreement dated March 13, 1992 (the "Employment Agreement") between you and the Company, the Company will no longer be obligated to make certain payments to you. The Company will not seek to enter a new Employment Agreement or extension of the expired one. However, the Company will provide six (6) months severance pay and benefits if the Company decides to discharge you without cause, as defined below. The terms of the severance pay are set out in the following Sections I and II.

                                       I.

At the expiration of your Employment Agreement, you, like the other officers and employees, are "at will" employees. The Company may, at its election, subject to the payment described below, terminate your employment as follows:

                  (a) Upon 30 days notice if you become physically or mentally incapacitated, or are injured so that you are unable to perform the services required, and such inability to perform continues for a period in excess of 180 days and is continuing at the time of such notice; or

                  (b) For "Cause" upon notice of such termination to you. For purposes of this Agreement, the Company shall have "Cause" to terminate its obligations hereunder upon (i) the determination by the Board of Directors of the Company (the "Board") that you have ceased to perform your duties hereunder (other than as a result of his

Dr. John T. Snow
July 15, 1994
Page two of four



         incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of your duties hereunder, (ii) the Board's determination that you have engaged or are about to engage in conduct materially injurious to the Company, (iii) your conviction of a felony, or (iv) your participation in activities prescribed by the employee policy manual; or

                  (c) Without Cause upon notice of such termination to you; or

                  (d) Upon your death.

                                       II.

         The severance benefits you will receive after March 13, 1995, in each of the above circumstances, follow:

                  (a) If this Agreement is terminated pursuant to paragraph I(a) above, you shall receive an amount equal to your Base Salary, reduced by applicable payroll taxes and further reduced by the amount received by you during such period under any Company-maintained disability insurance policy or plan or under Social Security or similar laws. In other words, the Company will pay the difference between any disability benefits provided by the company's insurance or state insurance and your then-Base Salary. Such payments shall be paid periodically on the same schedule as the payment of salary, or in a lump sum within ten
         (10) days following notice in writing to the Company.

                  (b) If this Agreement is terminated pursuant to paragraph I(b) or I(d) above, you shall receive no salary continuation pay or severance pay.

                  (c) If your employment is terminated pursuant to paragraph I(c) above, you shall receive as severance pay an amount equal to one hundred eighty (180) days salary at your then-Base Salary, regardless of the amount of

Dr. John T. Snow
July 15, 1994
Page three of four



         advance notice of termination that may be provided pursuant to paragraph I(c). Such severance pay (less applicable payroll taxes and other charges) shall be paid periodically on the same schedule as payment of salary and commencing at the date that you cease employment (such period of payments is referred to below as the "Severance Pay Period"), or in a lump sum within ten (10) days following notice in writing to the Company.

                  During the Severance Pay Period, the Company also shall maintain your group health insurance benefits as existing on date of termination ("Benefits"). Except as otherwise set forth in your current Employment Agreement with the Company and this agreement, the Company will not be obligated to provide any other severance pay or any other benefits of any kind other than the severance pay and Benefits referenced above. In calculating the amount of severance pay, the Base Salary will be presumed to be payable over 360 calendar days.

                  It is a condition to payment of any severance pay referenced in this Section II(c) that you execute and deliver to the Company the General Release attached to this amendment as "Attachment A" within three (3) days of the notice of termination (of, if you are ADEA eligible, such longer period as may then be required by the ADEA with respect to the time period to consider executing and revoking a waiver as described in the General Release). If you fail to execute and deliver such General Release in a timely manner, the Company shall have no obligation to provide any severance payments upon termination.

                  During the severance pay period, you shall be under no obligation to mitigate the costs to the Company of the severance pay payments, and, provided that you are not in breach of your job performance obligations, no compensation that you may receive from another employer during the Severance Pay

Dr. John T. Snow
July 15, 1994
Page four of four



         Period shall be offset against amounts owed to you.

Please let me know if you have any questions.

                           CALBIOCHEM-NOVABIOCHEM
                           INTERNATIONAL, INC.



                           BY: /s/ Stelios B. Papadopoulos
                               -----------------------------------------
                           Title:  Chairman and Chief Executive Officer

The undersigned acknowledges that he has received, read and understands this Severance Pay Notice.

                           EMPLOYEE:



                           /s/ John T. Snow
                           ---------------------------------------------
                               Dr. John T. Snow

                  ATTACHMENT TO LETTER REGARDING SEVERANCE PAY
                                 GENERAL RELEASE


                                    RECITALS


                  A. The parties to this General Release are
Calbiochem-Novabiochem International, Inc., a Delaware corporation (the "Company") and Dr. John T. Snow ("Employee"). Company provided Employee with a
Notice Regarding Severance Pay, dated     [DATE]     (the "Notice").

                  B. Company has discharged Employee from his position(s) with the Company and (if applicable), Calbiochem-Novabiochem Corporation, a California corporation ("Calbiochem-Novabiochem Corporation"), and wishes to provide severance pay and benefits to Employee.

                  C. Employee wishes to receive severance compensation and to release the Company from any and all claims, demands and causes of action, he may have against it, including, but not limited to, those claims related to the employment relationship.

                                    AGREEMENT


                  1. Effective on    [DATE]   , Employee is discharged from all
positions which he holds with the Company or Calbiochem-Novabiochem Corporation and released from all obligations, except those set forth in paragraph 5, below.

                  2. In consideration of payment of the severance pay in the
aggregate amount of $        referenced in Section II(c) of the Notice, and for
other good and valuable consideration, the receipt of which is acknowledged by Employee, Employee generally releases and forever discharges the Company and Calbiochem-Novabiochem Corporation, their present and former agents, servants, officers, directors, employees, shareholders, principals, predecessors, alter egos, partners, parent corporations, subsidiaries, attorneys, insurers, reinsurers, sureties, heirs, executors, administrators, trustees, successors and assignees, from any and all claims, arising out of the acts or dealings between the parties, including, without limitation, and all claims, demands, or causes of action arising out of or related to Employee's employment relationship. Employee additionally releases and waives any and all legal or administrative claims arising under any express or implied contract, law, rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the California Fair Employment and Housing Act, or the Age Discrimination in Employment Act of 1967, as amended or related legislation ("ADEA").

                  3. Employee acknowledges (a) that he was advised in writing to consult with an attorney prior to executing this Release and (b) that he was given a 21-day period in which to consider entering into the release of the ADEA claims, if applicable. In addition, if he is ADEA eligible, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven days after executing this Release.

                  4. Employee acknowledges that he has had the opportunity to receive independent legal advice with respect to the advisability of executing this Release and expressly waives any rights or benefits he otherwise might have under California Civil Code Section 1542, which provides:

                           A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS/ITS SETTLEMENT WITH THE DEBTOR.

                  5. Employee agrees that he has a continuing obligation not to use or disclose any information known or learned as a consequence of employment with the Company, which is not generally known in the industry about the Company, its processes, services, facilities and programs, including information relating to research, development, customers, pricing inventions, and manufacturing procurement, accounting, personnel, engineering, strategic planning, marketing, and/or merchandising. This confidentiality provision shall not be construed as a non-competition clause. The Employee acknowledges his obligation to return all Company property within three working days from execution of this Release.

                  6. Each party will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable, to carry out the provisions of this Release.

                  7. Each party expressly denies any liability of any kind to the other, and nothing contained herein shall be construed as an admission by either party of any liability of any kind to the other.

                  8. In the event suit is brought to enforce or interpret any part of this Release, the prevailing party shall be entitled to recover as an element of the costs of suit, and not as to damages, reasonable attorney fees actually incurred. The "prevailing party" shall be the party who is entitled to recover costs of suit, regardless whether the suit proceeds to compromise, arbitration or final judgment. A party not entitled to recover costs shall not recover attorney fees. No sum for attorney fees shall be counted in calculating the amount of award or a judgment for purposes of determining whether a party is entitled to recover costs or attorney fees.

                  9. This Release shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties shall be construed and enforced in accordance with and governed by the laws of the State of California.


Dated:
       ----------------------------         ------------------------------------
                                            Dr. John T. Snow




                                       -3-